UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2014 (May 16, 2014)

Group 1 Automotive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner

Suite 500

Houston, Texas 77024

(Address of principal executive offices) (Zip Code)

(713) 647-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On May 16, 2014, Group 1 Automotive, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), by and among the Company, J.P. Morgan Securities LLC, as representative of the initial purchasers listed in Schedule 1 thereto (the “Initial Purchasers”), and the guarantors listed in Schedule 2 thereto (collectively, the “Guarantors”), which provides for the sale by the Company of $350,000,000 aggregate principal amount of its 5.000% Senior Notes due 2022 (the “5.000% Notes”) to the Initial Purchasers (the “Offering”). The 5.000% Notes will be initially sold to investors at par. The 5.000% Notes will be guaranteed on an unsecured senior basis (the “Guarantees”) by each of the Guarantors. The closing of the issuance and sale of the 5.000% Notes is expected to occur on June 2, 2014, subject to customary closing conditions.

On May 7, 2014, the Company commenced a cash tender offer (the “Tender Offer”) for any and all of the $115.0 million in aggregate principal amount of its outstanding 3.00% Convertible Senior Notes due 2020 (the “3.00% Notes”). Following the completion of the Tender Offer, the Company intends to enter into agreements with bank counterparties to terminate or unwind in proportion to the amount of 3.00% Notes purchased in the Tender Offer (i) the purchased call options on its common stock with a strike price equal to the initial per share conversion price of the 3.00% Notes (the “3.00% Purchased Options”) to reduce the potential dilution upon conversion of any 3.00% Notes and (ii) sold warrants on its common stock with a strike price of $56.7360 per share (the “3.00% Warrants”). The Offering is not conditioned on the completion of the Tender Offer, but if by August 31, 2014, the Company has not purchased at least $70.0 million in aggregate principal amount of its 3.00% Notes in the Tender Offer or otherwise, the Company will be required to redeem all of the 5.000% Notes at 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of redemption.

The 5.000% Notes will mature on June 1, 2022 and will be redeemable at the Company’s option at specified prices on or after June 1, 2017. Before then the Company will be entitled to redeem a portion of the 5.000% Notes using certain equity proceeds and will be otherwise entitled to redeem the 5.000% Notes at a specified make-whole redemption price. The 5.000% Notes will contain customary restrictive covenants and will obligate the Company to offer to repurchase 5.000% Notes in the event of a change of control.

The Company expects to receive net proceeds of approximately $342.7 million from the Offering after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses. The Company expects to use the proceeds of the Offering, together with net proceeds from the termination of the 3.00% Purchased Options and the 3.00% Warrants, to finance the purchase of the 3.00% Notes, to repay amounts outstanding under the Acquisition Line of its revolving credit facility, to make a contribution to its floorplan offset account and for working capital requirements and general corporate purposes.

The 5.000% Notes and Guarantees will be offered and sold to the Initial Purchasers pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers intend to resell the 5.000% Notes to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act.

The Purchase Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the 5.000% Notes, indemnification (including indemnification for liabilities under the Securities Act) and contribution obligations and other terms and conditions customary in agreements of this type.

The summary of the Purchase Agreement set forth in this Item 1.01 does not purport to be complete and is qualified by reference to such agreement, a copy of which is being filed as Exhibit 1.1 hereto and is incorporated herein by reference.

The information contained in this Current Report on Form 8-K, including the exhibits, shall not constitute an offer to sell or the solicitation of an offer to buy the 5.000% Notes nor shall there be any sale of the 5.000% Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Relationships

Certain of the Initial Purchasers and their affiliates have engaged in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates. In particular, the Initial Purchasers and/or their affiliates are lenders under the Company’s revolving credit facility and may receive a portion of the amount repaid under such revolving credit facility with the net proceeds of the Offering. Wells Fargo Securities, LLC has been engaged by the Company as the dealer manager for the Tender Offer for which Wells Fargo Securities, LLC will receive a mutually agreed upon fee and reimbursements.

Item 8.01	Other Events.

On May 16, 2014, the Company issued a press release announcing the pricing of the 5.000% Notes described in Item 1.01 of this Current Report on Form 8-K. A copy of this press release is filed as Exhibit 99.1 to this report, which is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement, dated as of May 16, 2014, by and among Group 1 Automotive, Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.

99.1	Press Release of Group 1 Automotive, Inc. dated as of May 16, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2014

Group 1 Automotive, Inc.

By:	/s/ John C. Rickel
Name:	John C. Rickel
Title:	Senior Vice President

Exhibit Index

Exhibit No.	Description

1.1	Purchase Agreement, dated as of May 16, 2014, by and among Group 1 Automotive, Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.

99.1	Press Release of Group 1 Automotive, Inc. dated as of May 16, 2014.